Exhibit 99.2

FOR IMMEDIATE RELEASE

ASPEN INSURANCE HOLDINGS REPORTS RECORD RESULTS FOR THIRD QUARTER AND NINE MONTHS

•	Record third quarter net income of $117.2 million and nine months net income of $353.8 million, up 23.4% over the same quarter last year and 36.8% over prior nine months.

•	Net investment income of $72.4 million, up 53.1% compared to $47.3 million in the third quarter of 2006.

•	Book value per share of $26.46, up 21.0% year over year.

•	EPS of $1.21 up 28.7% versus $0.94 in the third quarter of 2006, and $3.67 up 43.9% for the nine months.

•	Annualized ROE of 20.2% for the quarter and 21.2% for the nine months.

•	Combined ratio for the quarter of 84.5% and 84.1% for the nine months.

HAMILTON, BERMUDA, November 1, 2007 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported net income for the third quarter of 2007 of $117.2 million, or $1.21 per diluted ordinary share, an increase of 28.7% over the same quarter last year. Diluted operating income per share is $1.12 compared to $0.93 in the third quarter of 2006. The combined ratio was 84.5%, compared to 81.0% in the prior year period. Annualized return on equity rose to 20.2% for the quarter and 21.2% for the year to date. Book value per share increased 21.0% to $26.46.

Third Quarter Financial Highlights

($ in millions, except per share amounts)

(Unaudited)

	Q3 2007	Q3 2006	Change
Gross written premium	$373.5	$457.5	(18.4)%
Net earned premium	$419.7	$429.3	(2.2)%
Net investment income	$72.4	$47.3	53.1%
Net income	$117.2	$95.0	23.4%
Combined ratio	84.5%	81.0%
Annualized return on equity	20.2%	18.0%
Net earnings per share	$1.21	$0.94	28.7%
Book value per share	$26.46	$21.87	21.0%

Chris O’Kane, Chief Executive Officer, commented, ‘‘I am very pleased with the record third quarter results Aspen today announced, with net income up 23% to $117 million from the same period in 2006, year-to-date earnings per share up 44% to $3.67, and book value per share of $26.46.  These strong results reflect our ongoing focus on managing, diversifying and leveraging our underwriting platforms and the excellent performance of the investment portfolio. We will continue to manage the business to ensure that we remain appropriately positioned for long term profitability and disciplined growth.’’

Third Quarter 2007 Operating Highlights

•	Very low catastrophe losses for the quarter of $10 million including $7 million for July U.K. flood claims.

•	$956 million increase in total cash and investments year over year driven by strong operating cash flow.

•	Continued strong results from the investment portfolio which delivered $72.4 million to net income. Funds of Hedge Funds produced an annualized return of 6.5% in the quarter and contributed $8 million to investment income.

•	Repurchase of $50 million ordinary shares under share repurchase program.

•	Improved tax rate of 15% versus 20% in 2006.

•	Slight expense growth due to investment in new lines and offices, increased performance bonuses driven by strong results, and exchange rate differences from British Pound denominated costs.

•	Entry into the Global Excess Casualty insurance market with the establishment of a dedicated underwriting team in Dublin.

•	Entry into the Professional Liability insurance market with a focus on business in the U.K. and Australia.

•	Aspen Re was named ‘‘Best Global Reinsurance Company for Specialty Lines’’ by Reactions Magazine.

Earnings conference call

Aspen will hold a conference call November 2nd, 2007 at 8:30am (Eastern Time).

Dial in details: +1 888-459-560: (toll-free domestic U.S.) or +1 973-321-1024 (international)
conference ID: 9256065.

A replay of the call will be available for 10 days starting approximately two hours following the live call, and can be accessed at +1 877-519-4471 (toll-free domestic U.S.) or +1 973-341-3080 (international); digital pin: 9256065.

The live call and a replay can also be heard via Aspen’s website at www.aspen.bm. In addition, a financial supplement relating to Aspen’s financial results for the third quarter 2007 is available in the Investor Relations section of Aspen’s website at www.aspen.bm. A brief slide presentation which will be used for reference during the earnings call will also be available in the Investor Relations section of Aspen’s website.

For more information, please contact:

Investor Contact:
Aspen Insurance Holdings Limited
Tania Kerno, Head of Communications	T: +44 (0) 20 7184 8855
Noah Fields, Head of Investor Relations	T: +1 441-297-9382
European Press Contact:
Citigate Dewe Rogerson
Sarah Gestetner	T: +44 (0) 20 7282 2920
North American Press Contact:
Abernathy MacGregor
Eliza Johnson	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
( $ in millions, except per share data)
(Unaudited)

(in US$ millions)	As at September 30, 2007	As at December 31, 2006
ASSETS
Total investments	5,219.2	4,681.1
Cash and cash equivalents	567.2	495.0
Reinsurance recoverables	417.9	498.1
Premiums receivables	818.0	688.1
Other assets	303.8	277.8
Total assets	7,326.1	6,640.1
LIABILITIES
Losses and loss adjustment expenses	2,963.0	2,820.0
Unearned premiums	931.7	841.3
Other payables	448.7	340.1
Long-term debt	249.5	249.4
Total liabilities	4,592.9	4,250.8
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,733.2	2,389.3
Total liabilities and shareholders’ equity	7,326.1	6,640.1
Book value per share	26.46	22.35
Diluted book value per share (treasury stock method)	25.68	21.83

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

(in US$ millions)	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
UNDERWRITING REVENUES
Gross written premiums	373.5	457.5	1,513.5	1,658.6
Premiums ceded	(24.7)	(24.0)	(191.1)	(273.1)
Net written premiums	348.8	433.5	1,322.4	1,385.5
Change in unearned premiums	70.9	(4.2)	(12.5)	(124.6)
Net earned premiums	419.7	429.3	1,309.9	1,260.9
UNDERWRITING EXPENSES
Losses and loss expenses	(219.9)	(232.0)	(718.1)	(688.2)
Acquisition expenses	(76.1)	(78.9)	(235.5)	(255.4)
General and administrative expenses	(58.6)	(36.8)	(148.3)	(118.0)
Total underwriting expenses	(354.6)	(347.7)	(1,101.9)	(1,061.6)
Underwriting income	65.1	81.6	208.0	199.3
OTHER OPERATING REVENUE
Net investment income	72.4	47.3	218.7	141.7
Interest expense	(4.2)	(4.6)	(12.8)	(12.5)
Total other operating revenue	68.2	42.7	205.9	129.2
Other income (expense)	(2.7)	(7.1)	(8.1)	(9.6)
OPERATING INCOME BEFORE TAX	130.6	117.2	405.8	318.9
OTHER
Net realized exchange gains	9.2	2.5	22.7	10.4
Net realized investment losses	(1.9)	(1.0)	(12.3)	(6.1)
INCOME BEFORE TAX	137.9	118.7	416.2	323.2
Income taxes expense	(20.7)	(23.7)	(62.4)	(64.6)
NET INCOME AFTER TAX	117.2	95.0	353.8	258.6
Dividends paid on ordinary shares	(13.3)	(14.4)	(39.7)	(42.9)
Dividend paid on preference shares	(6.9)	(3.2)	(20.8)	(10.4)
Retained income	97.0	77.4	293.3	205.3
Components of net income (after tax)
Operating income	109.2	93.5	340.6	253.5
Net realized exchange gains (after tax)	9.2	2.5	22.7	10.4
Net realized investment losses (after tax)	(1.2)	(1.0)	(9.5)	(5.3)
NET INCOME AFTER TAX	117.2	95.0	353.8	258.6

(in US$ millions)	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Basic earnings per ordinary share
Net income adjusted for preference share dividend	1.24	0.96	3.77	2.61
Operating income adjusted for preference dividend	1.15	0.95	3.62	2.55
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	1.21	0.94	3.67	2.55
Operating income adjusted for preference dividend	1.12	0.93	3.52	2.50
Combined ratio	84.5%	81.0%	84.1%	84.2%

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions)
(Unaudited)

As a result of a shift in the Company’s operating structure and the implementation of a number of strategic initiatives in 2007, Aspen changed the composition of our business segments to reflect the manner in which the business is managed. The new segments are property reinsurance, casualty reinsurance, international insurance, and U.S. insurance. See the financial supplement for further details.

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Gross written premiums
Property Reinsurance	139.5	201.7	521.9	565.1
Casualty Reinsurance	77.5	96.6	380.2	435.8
International Insurance	129.0	123.5	513.2	538.6
U.S. Insurance	27.5	35.7	98.2	119.1
Total	373.5	457.5	1,513.5	1,658.6
Premiums ceded
Property Reinsurance	8.0	7.2	97.7	141.3
Casualty Reinsurance	0.4	0.4	8.4	16.5
International Insurance	10.9	11.2	58.3	76.5
U.S. Insurance	5.4	5.2	26.7	38.8
Total	24.7	24.0	191.1	273.1
Net written premiums
Property Reinsurance	131.5	194.5	424.2	423.8
Casualty Reinsurance	77.1	96.2	371.8	419.3
International Insurance	118.1	112.3	454.9	462.1
U.S. Insurance	22.1	30.5	71.5	80.3
Total	348.8	433.5	1,322.4	1,385.5
Net earned premiums
Property Reinsurance	125.3	128.7	423.0	378.4
Casualty Reinsurance	123.7	128.3	355.8	364.8
International Insurance	146.7	145.2	449.5	439.3
U.S. Insurance	24.0	27.1	81.6	78.4
Total	419.7	429.3	1,309.9	1,260.9
Underwriting profit
Property Reinsurance	38.7	28.5	118.8	79.9
Casualty Reinsurance	(2.1)	18.7	21.0	63.1
International Insurance	27.8	45.4	71.9	67.4
U.S. Insurance	0.7	(11.0)	(3.7)	(11.1)
Total	65.1	81.6	208.0	199.3
Combined ratio
Property Reinsurance	69.1%	77.8%	71.9%	79.0%
Casualty Reinsurance	101.7%	85.4%	94.0%	82.6%
International Insurance	81.0%	68.7%	84.0%	84.7%
U.S. Insurance	97.3%	140.6%	104.6%	114.1%
Total	84.5%	81.0%	84.1%	84.3%

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, the United States, the United Kingdom, and Switzerland. For the nine months ended September 30, 2007, Aspen reported gross written premiums of $1.5 billion, net income of $353.8 million and total assets of $7.3 billion. For more information about Aspen, please visit www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Aspen’s earnings conference call will contain, written or oral ‘‘forward-looking statements’’ within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘anticipate,’’ ‘‘seek,’’ ‘‘will,’’ ‘‘estimate,’’ ‘‘may,’’ ‘‘continue,’’ ‘‘guidance’’, and similar expressions of a future or forward-looking nature.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: changes in the total industry losses resulting from Hurricanes Katrina, Rita and Wilma and any other events, and the actual number of Aspen’s insureds incurring losses from these events; with respect to events such as Hurricanes Katrina, Rita and Wilma, Aspen’s reliance on loss reports received from cedants and loss adjustors, Aspen’s reliance on industry loss estimates and those generated by modeling techniques, the impact of these events on Aspen’s reinsurers, any changes in Aspen’s reinsurers’ credit quality, the amount and timing of reinsurance recoverables and reimbursements actually received by Aspen from its reinsurers and the overall level of competition and the related demand and supply dynamics as contracts come up for renewal; the impact that our future operating results, capital position and rating agency and other considerations have on the execution of any capital management initiatives; the impact of any capital management activities on our financial condition; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events than our underwriting, reserving or investment practices have anticipated; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma and any other events such as the UK floods; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of Aspen’s loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage, which may affect our decision to purchase such coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s, A.M. Best Company or Moody’s Investors Service; changes in general economic conditions including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and other renewal periods in 2007 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors; decreased demand for Aspen’s insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulations, interpretations or tax laws in jurisdictions where Aspen conducts business; proposed and future changes to insurance laws and regulations, including with respect to U.S. state- and other government-sponsored reinsurance funds and primary insurers; Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by the New York State Attorney

General’s office and other authorities concerning contingent commission arrangements with brokers and bid solicitation activities. For a more detailed description of these uncertainties and other factors, please see the ‘‘Risk Factors’’ section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 22, 2007. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

In presenting Aspen’s results, management has included and discussed certain ‘‘non-GAAP financial measures’’, as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

(1)    Annualized Operating Return on Average Equity (‘‘Operating ROAE’’) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.

Aspen presents Operating ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 27 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 20 for a reconciliation of average equity.

(2)    Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.

Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 27 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

(3)    Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities;

therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 27 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

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